EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:
Michelle Clemente	Gary Hanson
(602) 286-1533	(602) 286-1777

Jeffrey S. Beyersdorfer
(602) 286-1530

WESTERN REFINING LOGISTICS, LP
ANNOUNCES QUARTERLY CASH DISTRIBUTION

EL PASO, Texas - January 31, 2017 -The Board of Directors of the general partner of Western Refining Logistics, LP (NYSE: WNRL) declared a quarterly cash distribution for the fourth quarter 2016 of $0.4375 per unit, or $1.75 per unit on an annualized basis. This distribution represents a 3.6 percent increase over the quarterly distribution of $0.4225 per unit paid in November 2016, and is the 12th consecutive increase in the quarterly distribution. The fourth quarter distribution will be paid on March 1, 2017, to all unitholders of record at the close of market on February 13, 2017.

About Western Refining Logistics, LP
Western Refining Logistics, LP is principally a fee-based, growth-oriented master limited partnership formed by Western Refining, Inc. (NYSE:WNR) to own, operate, develop and acquire terminals, storage tanks, pipelines and other logistics assets related to the terminalling, transportation and storage of crude oil and refined products. Headquartered in El Paso, Texas, Western Refining Logistics, LP's assets include approximately 690 miles of pipelines, approximately 12.4 million barrels of active storage capacity, distribution of wholesale petroleum products and crude oil and asphalt trucking.

More information about Western Refining Logistics is available at www.wnrl.com.

This release is intended to serve as qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of Western Refining Logistics' distributions to non-U.S. investors as being attributable to income that is effectively connected with a United States trade or business. Accordingly, Western Refining Logistics' distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.